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                                                                    Exhibit 99.1



F O R   I M M E D I A T E   R E L E A S E


CONTACT:    Barry Susson                          Brendon Frey
            Chief Financial Officer               (203) 682-8216
            (215) 676-6000 x362
                                          OR
OF:         Deb Shops, Inc.                       Integrated Corporate Relations
            9401 Blue Grass Road                  24 Post Road East
            Philadelphia, PA  19114               Westport, CT  06880

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              DEB SHOPS, INC. REPORTS APRIL AND FIRST QUARTER SALES

Philadelphia - May 5, 2005 - Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales increased 10.3% in April 2005 as compared to April 2004. Total sales increased 9.7% to $27.4 million from $25.0 million in April 2004.

For the quarter ended April 30, 2005, the Company reported a comparable store sales increase of 6.9%. In addition, total sales for the quarter increased 6.1% to $77.5 million from $73.0 million for the quarter ended April 30, 2004.

The Company reports financial results on the calendar month. Therefore, differences in timing will occur when comparing Deb Shops' results to those of retailers reporting on a 4-5-4 calendar. During the month of April 2005, there were five Saturdays compared to four Saturdays in April 2004.

For the remainder of fiscal year 2006, Deb Shops, Inc. will report monthly sales according to the following calendar:

Month End                                            Reporting Date
---------                                            --------------
May 2005                                             June 2, 2005
June 2005                                            July 7, 2005
July 2005                                            August 4, 2005
August 2005                                          September 8, 2005*
September 2005                                       October 6, 2005
October 2005                                         November 3, 2005
November 2005                                        December 8, 2005*
December 2005                                        January 5, 2006
January 2006                                         February 2, 2006

*Denotes dates that differ from reporting dates under the 4-5-4 calendar.


Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 323 specialty apparel stores in 41 states under the DEB and Tops 'N Bottoms names.

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